Exhibit 99.1   Earnings Release of August 10, 2004



              HENNESSY ADVISORS, INC. REPORTS THIRD QUARTER RESULTS

Novato, CA - August 10, 2004 - Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today reported diluted earnings per share of $.46 for the third quarter ended June 30, 2004, up from $.17 in the prior comparable period or +170.6%. Diluted earnings per share for the nine months ended June 30, 2004, were $1.17, up from $.42 in the prior comparable period or +178.6%. The results for the quarter and nine months ended June 30, 2004 are primarily attributable to increased mutual fund assets under management, derived from acquisition of Lindner Fund management contracts, increased market valuations and net new investments. As of June 30, 2004, mutual fund assets under management were $1.28 billion as compared to $663.2 million in the prior comparable period, an increase of $621.5 million or +93.7%.

"I am pleased that our business strategies of growing our assets under management through acquisition and through promoting our Hennessy formula-driven mutual funds have produced very strong third quarter and nine month earnings. Navigating through this economic environment has been difficult, but we believe that economic conditions are improving and that the financial markets will respond and improve, as well. Our team of professionals will remain committed to growing our business and to improving shareholder value."

                                           Hennessy Advisors, Inc.
                                            Financial Highlights
                                              Period to Period

                                                 Three Months Ended
Third Quarter                              June 30, 2004      June 30, 2003        $ Change        % Change
-------------------------------------------------------------------------------------------------------------

Total Revenue                              $ 2,601,735        $ 1,218,110       $ 1,383,625        113.6%
Net Income                                 $   777,344        $   285,082       $   492,262        172.7%
Earnings per share (diluted)               $      0.46        $      0.17       $      0.29        170.6%
Weighted Average number of
shares outstanding                           1,678,662          1,635,142            43,520          2.7%





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

                                           Hennessy Advisors, Inc.
                                            Financial Highlights
                                              Period to Period


                                             Nine Months Ended
 Year-to-date                            June 30, 2004       June 30, 2003        $ Change        % Change
-------------------------------------------------------------------------------------------------------------

 Total Revenue                          $     7,003,986      $   3,181,804     $   3,822,182        120.1%
 Net Income                             $     1,977,623      $     679,505     $   1,298,118        191.0%
 Earnings per share (diluted)           $          1.17      $        0.42     $        0.75        178.6%
 Weighted Average number of
 shares outstanding                           1,695,045          1,633,078            61,967          3.8%

 At Period Ending Date                   June 30, 2004       June 30, 2003        $ Change        % Change
 Mutual Fund Assets Under
 Management                             $ 1,284,719,759      $ 663,243,091     $ 621,476,668         93.7%


Hennessy Advisors, Inc., located in Novato, CA, is the advisor to five no-load mutual funds, satisfying a variety of investment objectives and risk tolerance levels. Each of the Hennessy Funds employs a unique and powerful money management approach combining time-tested stock selection formulas with unwavering discipline and consistency. The Company serves clients with integrity, honesty and candor. The Hennessy Funds strategies and performance are fully disclosed.


Forward-Looking Statements

Statements in this press release regarding Hennessy Advisors, Inc.'s business, which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors are described in more detail in the "Risk Factors" section of the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 2003, filed December 22, 2003, with the U.S. Securities and Exchange Commission including, without limitation, the "Risk Factors" section of Management's Discussion and Analysis and Results of Operations. The following factors may affect the actual results of the Company:

        > Continuing volatility in the equity markets may cause the levels of our assets under management to fluctuate significantly.
        > Weak market conditions or loss of investor confidence in the mutual fund industry may lower our assets under management and reduce our revenues and income.
        > We face strong competition from numerous and sometimes larger companies.
        > Changes in the distribution channels on which we depend could reduce our revenues or hinder our growth.



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

        > For the next several years, insurance costs are likely to increase materially and we may not be able to obtain the same types or amounts of coverage.
        > For the next several years, professional service fees are likely to increase due to increased securities industry legislation.
        > Business growth through asset acquisitions may not proceed as planned and result in significant expenses adversely affecting earnings.
        > Retaining the mutual fund assets associated with acquired management contracts may prove difficult and result in lower than expected revenues.
        > International conflicts and the ongoing threat of terrorism may adversely affect the general economy, financial and capital markets and our business.


Supplemental Information
------------------------

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. For more complete information about the Hennessy Funds, including fees and expenses, call 800-966-4354 to obtain a free prospectus. Read it carefully before you invest or send money. The distributor for the Hennessy Funds is Quasar Distributors, LLC.






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